Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS FULLY DILUTED EARNINGS PER SHARE OF $0.12 IN THE FIRST QUARTER OF FISCAL 2007 ENDED, AUGUST 31, 2006

BACKLOG AT RECORD LEVEL OF $307.2 MILLION

First Quarter 2007 Highlights:

•	Revenues were $126.9 million versus $109.0 million a year earlier;

•	Net income was $3.0 million compared to $0.4 million in the first quarter a year ago;

•	Gross margins increased to 10.5% from 9.3% for the first quarter a year earlier; and

•	Fully diluted EPS was $0.12 per share versus $0.02 per share in the same quarter a year ago.

TULSA, OK – October 5, 2006 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the first quarter of fiscal 2007 ended, August 31, 2006. Total revenues for the quarter were $126.9 million compared to $109.0 million recorded in the first quarter of fiscal 2006.

Net income for the first quarter of fiscal 2007 was $3.0 million, or $0.12 per fully diluted share, which included pre-tax charges of $0.2 million, or $0.01 per fully diluted share, for the adoption of fair value recognition provisions in SFAS 123(R) Accounting for Stock-Based Compensation. These results compare favorably to prior year first quarter net income of $0.4 million, or $0.02 per fully diluted share.

Michael J. Hall, president and chief executive officer of Matrix Service Company, said, “We are extremely pleased with our continued success in executing work with our core customer base and look forward to new opportunities in expanding markets. Our project mix continues to be heavily weighted to the Downstream Petroleum Industry which represented approximately 81% of our first quarter revenues and accounts for more than 72% of our record $307.2 million in backlog.”

EBITDA(1) for the first quarter of fiscal 2007 was $7.2 million, compared $4.8 million for the same period last year. Gross margins on a consolidated basis for the current quarter were 10.5% compared to 9.3% reported in the same quarter a year ago. The gross margins were driven by improvements in both the Construction Services and Repair & Maintenance Services segments.

Construction Services revenues for the first quarter of fiscal 2007 were $76.8 million compared to $62.2 million in the same period a year earlier. The increase was a result of higher construction work in the Downstream Petroleum Industry, where first quarter revenues increased 7.9% to $54.4 million, from $50.4 million in the first quarter of fiscal 2006, by Other Industries’ revenues, which improved 113.4% to $17.5 million, from $8.2 million for the year earlier period and by Power Industry revenues, which increased 40.0% to $4.9 million, from $3.5 million a year earlier. Construction Services’ gross margins were 11.0% versus 10.4% in the first quarter of fiscal 2006.

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Matrix Service Company

October 5, 2006

Repair & Maintenance Services revenues advanced by $3.3 million, or 7.1%, in the first quarter of fiscal 2007 to $50.1 million, from $46.8 million in the same quarter in fiscal 2006. The increase was primarily a result of higher Downstream Petroleum Industry revenues, where first quarter revenues rose 11.8% to $48.3 million, from $43.2 million a year earlier. This increase was offset slightly by a decrease from the Power Industry revenues, which were $1.2 million versus $2.9 million in the first quarter of fiscal 2006. Gross margins were 9.7% in the quarter versus 8.0% in the first quarter a year ago.

Mr. Hall added, “Due to the continued strength in the Downstream Petroleum Industry which continues to fuel our earnings growth and with additional planned expansions at terminal facilities like the Plains All American Pipeline, L.P. (NYSE: PAA) which we announced in an earlier press release, we see strong and growing backlog into the future. We are raising our revenue guidance for the full fiscal year to the range of $510 million to $540 million from the range of $480 million to $520 million as previously disclosed and will maintain our guidance of targeted consolidated gross profit margins between the range of 10.5% to 11.0%.”

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Hall, president and CEO, and Les Austin, vice president and CFO. The call will take place at 11:00 a.m. (EDT)/10:00 a.m. (CDT) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin

Vice President Finance and CFO

T: 918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen

The Global Consulting Group

T: 646-284-9418

E: tnguyen@hfgcg.com

Matrix Service Company

October 5, 2006

Matrix Service Company

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended
	August 31, 2006	August 31, 2005
	(unaudited)
Revenues	$126,859	$108,996
Cost of revenues	113,552	98,813

Gross profit	13,307	10,183
Selling, general and administrative expenses	7,684	7,207
Restructuring	—	322

Operating income	5,623	2,654
Other income (expense):
Interest expense	(746)	(2,777)
Interest income	29	7
Other	104	730

Income before income taxes	5,010	614
Provision for federal, state and foreign income taxes	2,002	239

Net income	$3,008	$375

Basic earnings per common share	$0.14	$0.02
Diluted earnings per common share	$0.12	$0.02
Weighted average common shares outstanding:
Basic	21,508,972	17,429,834
Diluted	26,547,276	17,654,336

Matrix Service Company

October 5, 2006

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	August 31, 2006	May 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,395	$8,585
Accounts receivable, less allowances (August 31, 2006 - $223 and May 31, 2006 - $190)	56,050	64,061
Contract dispute receivables, net	11,684	11,668
Costs and estimated earnings in excess of billings on uncompleted contracts	34,564	24,538
Inventories	5,374	4,738
Income tax receivable	—	104
Deferred income taxes	2,850	2,831
Prepaid expenses	5,342	5,581
Assets held for sale	809	809

Total current assets	121,068	122,915
Property, plant and equipment at cost:
Land and buildings	23,176	23,100
Construction equipment	33,153	31,081
Transportation equipment	11,738	10,921
Furniture and fixtures	8,707	8,658
Construction in progress	1,966	2,392

	78,740	76,152
Accumulated depreciation	(39,632)	(38,712)

	39,108	37,440
Goodwill	23,434	23,442
Other assets	5,729	4,479

Total assets	$189,339	$188,276

Matrix Service Company

October 5, 2006

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	August 31, 2006	May 31, 2006
	(unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$40,929	$47,123
Billings on uncompleted contracts in excess of costs and estimated earnings	18,012	12,078
Income tax payable	1,885	—
Accrued insurance	6,423	6,408
Other accrued expenses	9,464	12,436
Current capital lease obligation	444	406
Current portion of acquisition payable	1,831	1,808

Total current liabilities	78,988	80,259
Long-term acquisition payable	2,611	2,578
Long-term capital lease obligation	512	538
Deferred income taxes	3,342	3,502
Convertible notes	15,000	25,000
Stockholders’ equity:
Common stock - $.01 par value; 30,000,000 shares authorized; 24,686,782 and 22,595,243 shares issued as of August 31, 2006 and May 31, 2006	247	226
Additional paid-in capital	85,259	75,855
Retained earnings	7,305	4,316
Accumulated other comprehensive income	789	814

	93,600	81,211
Less: Treasury stock, at cost – 1,696,386 and 1,731,386 shares as of August 31, 2006 and May 31, 2006	(4,714)	(4,812)

Total stockholders’ equity	88,886	76,399

Total liabilities and stockholders’ equity	$189,339	$188,276

Matrix Service Company

October 5, 2006

Results of Operations

	Construction Services	Repair & Maintenance Services	Other	Combined Total
	(In thousands)
Three Months ended August 31, 2006
Gross revenues	$78,991	$50,428	$—	$129,419
Less: Inter-segment revenues	2,182	378	—	2,560

Consolidated revenues	76,809	50,050	—	126,859
Gross profit	8,447	4,860	—	13,307
Operating income	4,291	1,332	—	5,623
Income before income tax expense	3,711	1,299	—	5,010
Net income	2,227	781	—	3,008
Segment assets	100,814	66,374	22,151	189,339
Capital expenditures	2,272	762	271	3,305
Depreciation and amortization expense	799	659	—	1,458

Three Months ended August 31, 2005
Gross revenues	$64,245	$46,936	$—	$111,181
Less: Inter-segment revenues	2,030	155	—	2,185

Consolidated revenues	62,215	46,781	—	108,996
Gross profit	6,441	3,742	—	10,183
Operating income (loss)	2,585	244	(175)	2,654
Income (loss) before income tax expense	1,130	(341)	(175)	614
Net income (loss)	696	(213)	(108)	375
Segment assets	98,338	64,356	21,693	184,387
Capital expenditures	347	426	166	939
Depreciation and amortization expense	700	747	—	1,447

Segment Revenue from External Customers by Industry Type

	Construction Services	Repair & Maintenance Services	Total
	(In thousands)
Three Months Ended August 31, 2006
Downstream Petroleum Industry	$54,435	$48,311	$102,746
Power Industry	4,884	1,223	6,107
Other Industries (1)	17,490	516	18,006

Total	$76,809	$50,050	$126,859

Three Months Ended August 31, 2005
Downstream Petroleum Industry	$50,435	$43,222	$93,657
Power Industry	3,544	2,870	6,414
Other Industries (1)	8,236	689	8,925

Total	$62,215	$46,781	$108,996

(1)	Other Industries consists primarily of liquefied natural gas, wastewater, food and beverage, manufacturing and paper industries.

Matrix Service Company

October 5, 2006

Non-GAAP Financial Measure

EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “net income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

EBITDA for the three-month period ended August 31, 2006 was $7.2 million, compared to EBITDA of $4.8 million for the three-month period ended August 31, 2005. A reconciliation of EBITDA to net income follows:

	Three Months Ended
	August 31, 2006	August 31, 2005
	(In thousands)
Net income	$3,008	$375
Interest expense, net	717	2,770
Provision for income taxes	2,002	239
Depreciation and amortization	1,458	1,447

EBITDA	$7,185	$4,831

The $2.4 million increase in EBITDA for the three months ended August 31, 2006 as compared to the three-month period for the prior year was primarily due to improved operating results in both our Construction Services and Repair and Maintenance Services segments.